FOR IMMEDIATE RELEASE

ALEXANDER & BALDWIN PROMOTES LANCE PARKER TO
PRESIDENT AND CHIEF OPERATING OFFICER

HONOLULU (December 12, 2022) – Alexander & Baldwin, Inc. (NYSE: ALEX) (“A&B” or “Company”), a premier Hawai‘i commercial real estate company, today announced the appointment of Lance K. Parker, currently the Company’s chief operating officer, to the additional position of president, effective January 1, 2023. Christopher J. Benjamin, currently president and chief executive officer, will remain the Company’s CEO.

"The Board and I are pleased to recognize Lance’s remarkable contributions to A&B and Hawai‘i,” said Benjamin. “Over the past 18 years, Lance has been instrumental in transforming A&B into one of Hawai‘i’s leading commercial real estate companies and the only real estate investment trust focused on and headquartered in the state. His deep Hawai‘i roots and commitment to the local community will enable him to continue to grow A&B’s real estate presence and strengthen our position as Partners for Hawai‘i.”

Parker is a 28-year veteran of the commercial real estate industry. He took the helm of A&B’s real estate business in 2015 and has been A&B’s chief operating officer since November 2021. He joined the Company in 2004 in an acquisition role and has held positions of steadily increasing responsibility throughout his career at A&B. Parker oversaw the highly successful migration of A&B’s once-disparate mainland portfolio back to Hawai‘i and the development of a fully-integrated, in-house property management and leasing capability.

“It’s an exciting time for A&B, and I am honored to be presented with the opportunity to take on an expanded role,” said Parker. “I look forward to continuing to work with Chris and our dedicated team to grow our thriving real estate portfolio and create value for all our stakeholders.”

Born and raised in Hawai‘i, Parker began his career in commercial real estate in Southern California before returning to the islands to join the Company. He holds a bachelor’s degree in finance from the University of Southern California and is a graduate of Kamehameha Schools.

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ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. (NYSE: ALEX) (A&B) is the only publicly-traded real estate investment trust to focus exclusively on Hawai‘i commercial real estate and is the state's largest owner of grocery-anchored, neighborhood shopping centers. A&B owns, operates and manages approximately 3.9 million square feet of commercial space in Hawai‘i, including 22 retail centers, 12 industrial assets and four office properties, as well as 141 acres of ground leases. A&B is expanding and strengthening its Hawai‘i CRE portfolio and achieving its strategic focus on commercial real estate by monetizing its remaining non-core assets. Over its 152-year history, A&B has evolved with the state's economy and played a leadership role in the development of the agricultural, transportation, tourism, construction, residential and commercial real estate industries.

Learn more about A&B at www.alexanderbaldwin.com.

Contact: Andrea Galvin; 808-525-8404; agalvin@abhi.com